MASTER AGREEMENT

DATED as of September 25, 2006, AMONG:

COLOMBIA GOLDFIELDS LTD. (“CGL”), a Delaware corporation;

and

CIA MINERA DE CALDAS S.A. (“Caldas”), a Colombia corporation;

and

GAVILAN MINERALES S.A. (“Gavilan”), a Colombia corporation;

and

CIA SERVICIOS LOGISTICOS DE COLOMBIA LTDA. (“SyL”), a Colombia corporation;

and

RNC (COLOMBIA) Limited (“RNC”), a Belize corporation;

and

CHUCK MAJOR (“Major”), businessman, a resident of Colombia;

WHEREAS the parties hereto are and have been involved with each other in the gold-mining business in Colombia, including acquiring, exploring and developing of mining properties, establishing required infrastructure and the financing of such activities;

AND WHEREAS the parties wish to reorganize and rationalize their relationships related to the foregoing by concluding the series of transactions set forth herein on or before September 26, 2006 (the “Closing Date”, as same may be extended by written agreement of all of the parties, acting reasonably), each of which transaction, unless specifically noted otherwise herein or in a separate document entered into among all of the parties, is dependent upon the completion of the other transactions and any such transaction that closes prior to the completion of the other transactions being closed in escrow pending the completion of such other transactions;

NOW THEREFORE WITNESS THAT for good and valuable consideration, the receipt and sufficiency of which the parties hereto do hereby acknowledge, each to the other, the parties agree with each other as follows.

1. Sale of Shares of Gavilan

1.1
On or before the Closing Date, and subject to (a) CGL having satisfied its reasonable due diligence requirements (including confirming that Gavilan holds proper legal title to several properties abutting the Marmato mountain (“Marmato”) in western Colombia (the “Caramanta Properties”, a schedule setting forth their legal description being attached as Schedule 1 hereto), (b) CGL board of director approval and (c) compliance with any securities, regulatory or corporate laws to which any of CGL, Gavilan or Major is subject, Major (who is the owner of the majority of the Gavilan Shares (defined below)) shall sell and shall cause the other Gavilan shareholders to sell and CGL shall purchase the Gavilan Shares for a purchase price of $300,000 and the issuance of 1,150,000 common shares in the capital stock of CGL to Major or as Major may in writing direct (collectively, the “Purchase Price”). The CGL common shares shall be subject to statutory hold periods, and will have appropriate legends embossed thereon as required.

1.2
Major agrees that he has received an advance of $100,000 towards the purchase price. The balance of the Purchase Price, being $200,000 shall be paid and delivered on closing at which time Major shall and shall cause the other selling Gavilan shareholders to effect a transfer of the Gavilan Shares, including on the books of Gavilan with the transfer signatures thereon duly guaranteed or confirmed to the satisfaction of CGL. The closing shall take place at such place as may be agreed upon by CGL and Major, acting reasonably.

1.3
The closing of the purchase and sale of the Gavilan Shares shall be subject to completion and execution of the usual and customary documentation for transactions of this nature, each side acting reasonably, including a share purchase agreement (the “Gavilan SPA”) and including a certified copy of a resolution of the directors of Gavilan authorizing the transfers, aforesaid, of the Gavilan Shares. Major represents and warrants that he will be able to deliver the signatures and share certificates, as required, of the other selling Gavilan shareholders.

1.4	Major represents and warrants to CGL as follows for the purposes of this Master Agreement:

(a)
that he is the beneficial owner of 2,250,000 shares issued and outstanding in the capital of Gavilan and that the balance of the shares issued and outstanding in the capital of Gavilan are held as to 2,250,000 shares, by Roberto Hernando Molina; as to 2,250,000 shares, by Lillyan Piedad Munoz Mira; as to 2,250,000 shares, by Alfred Huiell Woolston; and as to 141,000,000 shares, by SyL (collectively, the “Gavilan Shares”);

(b)
that he and the other selling Gavilan shareholders have the exclusive right to dispose of their respective Gavilan Shares to and in favor of CGL and such disposition will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law to which Major, the other selling Gavilan shareholders or Gavilan are a party or subject or by which Major, the other selling Gavilan shareholders or Gavilan are bound or affected;

(c)
that he and the other selling Gavilan shareholders are the holders of record of their respective Gavilan Shares, free and clear of any liens, charges, encumbrances or rights of others (other than the rights of CGL hereunder) and no person (other than CGL hereunder) has any agreement, option or any rights capable of becoming an agreement or option for the acquisition of the Gavilan Shares;

(d)
that Gavilan is a corporation duly incorporated, organized and validly existing in good standing under the laws of Colombia and is the registered owner of the Caramanta Properties, which are owned free and clear of any liens, charges, encumbrances or rights of others, and that aside from the Caramanta Properties, Gavilan does not own any other material property or asset;

(e)
that the authorized capital of Gavilan is 300,000,000 shares and the Gavilan Shares are the only validly issued and outstanding shares in the capital of Gavilan, and they are fully paid and non-assessable shares; and

(f)	that Gavilan has no subsidiaries.

CGL shall be entitled to require further and other usual representations and warranties from Major in the Gavilan SPA.

2. Sale of SyL Assets

2.1
On or before the Closing Date, and subject to (a) Caldas having satisfied its reasonable due diligence requirements, (b) Caldas board of director approval and (c) compliance with any securities, regulatory or corporate laws to which any of Caldas and SyL are subject, SyL shall sell and Caldas shall purchase, by way of bill of sale (the “Bill of Sale”) the property and assets (the “Purchased Assets”) identified in Schedule 2 hereto (which property and assets include the land and building located at Carrera 34, #5G-86, Medellin, Colombia and exclude the Colombian mineral assets of SyL). The purchase price for the Purchased Assets shall be satisfied by the setting off of the inter-company debts that exist as at the Closing Date as between Caldas and SyL, which debts are presently as set forth in Schedule 3 hereto.

2.2
At closing, SyL shall execute such further and other transfer documents in respect of various of the Purchased Assets as are reasonably required by Caldas, including for registration purposes (eg. to register the transfer of the land and building abovementioned from SyL to Caldas).

2.3
SyL and Caldas shall work together to eliminate, in the most tax effective manner, the inter-company accounts. In the unlikely effect that SyL is subject to additional Colombian tax or penalties on the inter-company transactions, Caldas will reimburse SyL for any such taxes or penalties as they relate solely to these inter-company transactions.

2.4	The closing shall take place at such place as may be agreed upon by CGL and Major, acting reasonably.

2.5
Contemporaneous with the closing of the purchase and sale of the Purchased Assets, those persons employed by SyL and who work substantially for SyL on the Marmato and Caramata Properties (the “Employees” as set forth on Schedule 4 hereto, including as to their start dates, positions and job descriptions, remuneration and other benefits, if any) shall have been terminated by SyL and rehired by Caldas on substantially the same terms and conditions, all subject to compliance with the laws of Colombia. The severance entitlements of these Employees to and including July 31, 2006 and calculated in accordance with the laws of Colombia shall be satisfied by and for the sole account of SyL; the severance entitlements of these Employees from August 1, 2006 to and including the Closing Date calculated in accordance with the laws of Colombia shall be paid by SyL but funded by Caldas by way of cash reimbursement.

2.6
The Bill of Sale will include the usual representations and warranties, including as to the ownership, free and clear of encumbrances, by SyL of the Purchased Assets and their being in good working order (reasonably wear and tear excepted).

2.7
In the event that it is determined, either prior to or at any time following the Closing Date, that at the Closing Date SyL had title to, possession of or ownership of, directly or indirectly, any Mining Titles or Mining Applications located within the Restricted Area as defined below (other than those expressly disclosed in and transferred by or pursuant to this Agreement), SyL shall be deemed to be holding such Mining Titles and/or Mining Applications in trust for Gavilan (or as Gavilan may at the time direct) while maintaining same in good standing at SyL’s sole expense, and title to, possession and ownership of the Mining Titles and/or Mining Applications shall be transferred to Gavilan (or as Gavilan may at the time direct) forthwith and without further consideration at the cost and expense of Gavilan.

3. Major Engagement and Restrictive Covenants

3.1
On the Closing Date, Major shall enter into a 2 year consulting contract, renewable for consecutive 1 year terms with Caldas or RNC, the latter being the parent of the former. It shall be determined between Caldas and RNC based on their own tax and accounting advice as to which of them will be the party engaging Major. The basic terms of such contract shall be as follows:

a.	remuneration of US$120,000/year, paid monthly in arrears;
b.	Major shall report to Ian Park, President of RNC;
c.	Major shall not be entitled to any other benefits;
d.	Major shall co-ordinate his vacation time with Ian Park, who shall be entitled to deny vacation requests based on the business exigencies at the time;
e.
Major can be terminated at any time for cause, or upon at least 30 days prior written notice or pay in lieu of notice for convenience; Major shall be entitled to terminate his engagement only on a minimum of 60 days prior written notice; and

f.
the consulting contract shall include confidentiality, 2 year non-solicitation and 2 year non-competition provisions in favor of the engaging company and its affiliates, with non-competition being geographically limited to properties within 2 kilometres of those outlined on the map attached as Schedule 5 hereto and within 2 kilometres of those other properties that the engaging company and its affiliates may be engaged in howsoever, including evaluating, at the time the consulting contract is terminated howsoever.

3.2
Major hereby covenants agrees with all of the other parties that from and after the Closing Date and for a period that is to be the last to occur of 5 years from the Closing Date and 2 years from the termination howsoever of Major’s consulting contract, above, he will not, either directly or indirectly and either alone or in partnership or in conjunction with any persons, as principal, agent, shareholder, employee or in any manner whatsoever, carry on or be engaged in or be concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by or a consultant to any person engaged in or concerned with or interested in any mining activity within 2 kilometers of those properties outlined on the map attached as Schedule 5 hereto (the “Restricted Area”).

3.3
Major hereby covenants and agrees with all of the other parties that from and after the Closing Date and for a period that is the last to occur of 5 years from the Closing Date and 2 years from the termination howsoever of Major’s consulting contract, above, he will not, directly or indirectly, either alone or in partnership or in conjunction with any persons, as principal, agent, shareholder or in any manner whatsoever, solicit any Employee to leave their employment or engagement with Caldas or its affiliates.

3.4
The restrictions in sections 3.2 and 3.3 are separate, distinct, severable, reasonable and valid and all defenses to the strict enforcement thereof, including the seeking of injunctive relief, by any party hereto are hereby waived by Major.

3.5
In the event that it is determined, either prior to, during or at any time following the term of the consulting agreement referred to in section 3.1 that during the term of such consulting agreement Major or SyL, directly or indirectly, came into possession and/or ownership of any Mining Titles or Mining Applications located within the Restricted Area they shall be deemed to be holding such Mining Titles and/or Mining Applications in trust for Gavilan (or as Gavilan may at the time direct) while maintaining same in good standing at their sole expense, and title to, possession and ownership of the Mining Titles and/or Mining Applications shall be transferred to Gavilan (or as Gavilan may at the time direct) forthwith and without further consideration at the cost and expense of Gavilan.

4.  Right of First Refusal

4.1
From and after the Closing Date in perpetuity and in priority to a right of first refusal granted under separate agreement dated substantially contemporaneous hereto to Investcol Limited, in the event that either of Major or SyL directly or indirectly (including through other companies or other legal entities in which either of Major or SyL own or control at least 30% of the voting shares or interests of such other companies or entities) (as the case may be, a “Selling Party”), stake any claim in respect of any property (a “Restricted Property”) that is located within 5 kilometres of the boundary of any Caramanta Property as such Caramanta Property exists at present, no Selling Party shall enter into any agreements for the sale, transfer or assignment, in whole or in part, directly or indirectly, of any such Restricted Property except upon compliance with this Article 4 and subject to the terms and conditions hereinafter set forth.

(a)
No sale, transfer or assignment of a Restricted Property, in whole or in part, directly or indirectly, shall be considered by a Selling Party unless they shall have first received a bona fide offer (the "Third Party Offer") in writing from a third party (the "Third Party") dealing at arm's length with the Selling Party, to purchase all or any part of a Restricted Property (the whole or part sought being herein referred to as the “Available Interest”), which offer shall be irrevocable for a period of at least 30 days;

(b)
if the conditions of section 4.1(a) are satisfied and the Selling Party is prepared to accept the Third Party Offer, the Selling Party shall, within 7 days of the receipt of such offer, deliver to CGL a copy of the Third Party Offer, together with the Selling Party's offer (the "Selling Party's Offer") to sell the Available Interest upon the same financial terms and conditions as are contained in the Third Party Offer;

(c)
CGL shall have the first right and option to purchase the Available Interest to be sold by the Selling Party for a period of 20 days from the date of receipt of the Selling Party's Offer such right and option to be exercised before the expiration of such period by notice in writing to the Selling Party (a failure to respond within such period being deemed a refusal of the Selling Party’s Offer);

(d)
if CGL accepts the Selling Party’s Offer within the time stipulated, it (or at its discretion its nominee) shall purchase the Available Interest upon the same financial terms and conditions as are contained in the Third Party Offer, such sale, unless otherwise agreed by the parties, to take place within 40 days of the end of the aforesaid 20 day period; and

(e)
if CGL does not accept the Selling Party's Offer within the time stipulated in section 4.1(c) hereof, the Selling Party shall accept the offer of, and complete the transaction with, the Third Party in accordance with the Third Party Offer within 30 days of the end of the 30 day period referred to in section 4.1(a), failing which the Third Party Offer shall become null and void.

4.2
The provisions of Article 4 shall, in any event, be subject to the compliance by the Selling Party and the Third Party with applic-able law and the obtaining of requisite approvals for transfer thereunder. The time periods referred to in section 4.1 shall be extended by the amount of time of any delay or delays occasioned by a regulatory or governmental agency which is required to give approval to a transfer thereunder.

5.  Notice Provisions

5.1
Any notice, direction or other document required or permitted to be given hereunder or for the purposes hereof (hereinafter in this section 5.1 called a "notice") to any party shall be in writing and shall be sufficiently given if delivered personally (including by courier), or if sent by prepaid registered mail or facsimile to such party:

(a)	in the case of a notice to CGL at: Suite 208, 8 King Street East Toronto, Ontario Canada M5C 1B5 Attention: Randall Martin Fax#: 416-361-0883

(b)	in the case of a notice to Caldas at: Suite 208, 8 King Street East Toronto, Ontario Canada M5C 1B5 Attention: Tom Lough Fax#: 416-361-0883

(c)	in the case of a notice to Gavilan: prior to and including the Closing Date at: Carrera 34, #5G-86 Medellin, Colombia

Attention: Chuck Major Fax#: 574-268-7478 from and following the Closing Date at: Suite 208, 8 King Street East Toronto, Ontario Canada M5C 1B5 Attention: Randall Martin Fax#: 416-361-0883

(d)	in the case of a notice to SyL at: Carrera 34, #5G-86 Medellin, Colombia Attention: Chuck Major Fax#: 574-268-7478

(e)	in the case of a notice to RNC at: Suite 208, 8 King Street East Toronto, Ontario Canada M5C 1B5 Attention: Tom Lough Fax#: 416-361-0883

(f)	in the case of notice to Major at: Carrera 34, #5G-86 Medellin, Colombia Fax#: 574-268-7478

or at such other address as the party to whom such writing is to be given shall have last notified the party giving the same in the manner provided in this section. Any notice delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the day it is so delivered (or couriered) at such address, provided that if such day is not a business day in the jurisdiction of the recipient then the notice shall be deemed to have been given and received on the first business day in the jurisdiction of the recipient next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day in the jurisdiction of the recipient following the date of its mailing. Any notice transmitted by facsimile shall be deemed given and received on the first business day in the jurisdiction of the recipient after its transmission. Notice to Major, if applicable to the section 1 transactions, shall be deemed notice to the other selling Gavilan shareholders and notice from Major, if applicable to the section 1 transactions, shall be deemed notice from the other selling Gavilan shareholders.

6. Confidentiality

6.1
The parties shall keep confidential any financial, business or other information contained in or learned pursuant to this Agreement or the transactions contemplated hereby in respect of any other party and its affiliates and shall not disclose any such information to any third party, unless required to do so by any applicable law or regulatory requirement and provided that any such information may be disclosed to the party’s advisors on a need to know basis in connection with any arbitration or litigation with respect to the transactions contemplated by this Agreement or by applicable law or court order (provided that each party shall use all reasonable efforts to ensure that its advisors keep confidential any information so disclosed to them).

7. General Provisions

7.1	Unless the context otherwise requires, words importing the singular only shall include the plural, and vice versa and words importing any gender (including the neutral gender) shall include all genders. The insertion of section headings is for convenience only and shall not affect the construction or interpretation of this Agreement.

7.2	This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior contracts, agreements and understandings between the parties in connection therewith. There are no oral warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth or referred to herein. No modification, amendment, alteration, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

7.3	No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

7.4	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns. Other than as specifically provided herein, no party shall assign this Agreement or the rights, benefits, interests or obligations hereunder, in whole or in part, without the prior written consent of the other parties, such consent not to be unreasonably delayed.

7.5	All amounts herein are stated in lawful currency of the United States of America unless otherwise expressly stated.

7.6	The parties hereto shall, with reasonable diligence, do all such acts and things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party hereto shall provide such further documents or instruments as may be reasonably necessary or desirable to effect the purpose of this Agreement

7.7	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns. Other than as specifically provided herein, no party shall assign this Agreement or the rights, benefits, interests or obligations hereunder, in whole or in part, without the prior written consent of the other parties, such consent not to be unreasonably delayed.

7.8	If any particular term, condition or other provision of this Agreement shall be found void, voidable or unenforceable for any reason whatsoever in a particular jurisdiction, then such term, condition or other provision shall be deemed severed from the remainder of this Agreement in that jurisdiction and all other terms, conditions and other provisions hereof shall remain in full force and effect.

7.9	No party hereto shall be liable for any failure or delay in its performance under this Agreement or the transactions contemplated hereby due to causes which are beyond its reasonable control, including, but not limited to, an act of God, act of civil or military authority, fire, epidemic, flood, riot, war, strikes or labor disputes, failure of telecommunications lines, power outages, failure or downtime of data network carriers or

Internet access providers, sabotage, and governmental action; provided that the delayed party: (i) gives the other party written notice of such cause promptly; and (ii) uses its reasonable efforts to correct such failure or delay in its performance.

7.10	Each party shall be responsible for its own costs (including legal and accounting fees and disbursements) incurred in respect of this Agreement and the transactions herein contemplated.

7.11	No party shall make or issue any disclosure or announcement to the public relating to this Agreement or the transactions contemplated hereby without the prior written approval of CGL and Investcol as to the form and content of the disclosure or announcement.

7.12	This Agreement may be executed in any number of counterparts each of which shall be deemed an original and as executed shall constitute one agreement. This Agreement may be executed by facsimile signature.

7.13	This Agreement shall be governed by the laws of Delaware (excluding any conflicts of law rule or principle which might refer such interpretation to the laws of another jurisdiction).

7.14	Nothing contained in this Agreement shall create or be deemed to create the relationship of a joint venture, partnership, employer, employee or association among and between the parties or any of them. It is expressly understood and agreed that the parties herein are independent contractors of the other for any and all purposes whatsoever.

DATED as of the date first above written.

COLOMBIA GOLDFIELDS LTD. Per: /s/ R. Martin Name: R. Martin Title: President & CEO I have authority to bind the Company.

CIA MINERA DE CALDAS S.A. Per: /s/ I. Park Name: I. Park Title: Legal Representative I have authority to bind the Company.	GAVILAN MINERALES S.A. Per: /s/ C. Major Name: C. Major Title: Legal Representative I have authority to bind the Company.

CIA SERVICOS LOGISTICOS DE COLOMBIA LTDA. Per: C. Major Title: Legal Representative I have authority to bind the Company.	RNC (COLOMBIA) LIMITED Per: /s/ I. Park Title: President I have authority to bind the Company.

/s/ Chuck Major
_______________________
CHUCK MAJOR